                                                                    EXHIBIT 99.1

DOYLESTOWN, Pa.--(BUSINESS WIRE)--July 17, 2003--Premier Bancorp, Inc. (AMEX:PPA
- News) will redeem all outstanding shares of its Series "A" 9.25% Preferred Stock in connection with its pending merger with Fulton Financial. Shareholders of Premier approved the merger at a shareholder meeting held July 10, 2003. The merger is expected to close in the third quarter of 2003.

The Series "A" 9.25% Non-Cumulative Perpetual Preferred Stock will be redeemed at a price of $25.50 per share pursuant to sections 7 and 8 of the Statement of Rights, Designations and Preferences of the issue as of the effective date of the merger transaction with Fulton Financial. A final dividend of $0.578125 per share will be paid July 31, 2003 to holders of record July 16, 2003. Premier's Series "A" Preferred Stock trades on the AMEX under the symbol "PPA.Pr.A."

Premier Bancorp, Inc. is a financial holding company and the parent of Premier Bank headquartered in Doylestown, Pennsylvania. On July 10, 2003, the shareholders of Premier Bancorp, Inc. approved a merger of the company with Fulton Financial Corporation (NASDAQ:FULT - News) of Lancaster, Pennsylvania. Premier Bank will become the 11th banking affiliate of Fulton and will continue to operate as Premier Bank with eight community banking offices and one limited service branch in Bucks County and the surrounding Greater Lehigh and Delaware Valley communities. The Bank also operates Lenders Abstract, LLC, a title insurance agency and Premier Bank Insurance Services, LLC. For more information, visit us on the Internet at www.premierbankonline.com. or contact John C. Soffronoff, President and CEO, at 215-345-5100.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include the possibility that increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.


-------------------------------------------------
Contact:
     Premier Bancorp, Inc.
     John C. Soffronoff, 215-345-5100